                                                                    EXHIBIT 10.2

                             COMPENSATION AGREEMENT

This agreement having an effective date of 22 August, 2001 is by and between CIMA LABS, INC., a Delaware corporation, doing business at 10,000 Valley View Road, Eden Prairie, MN 55344 (CIMA), Dr. Joseph R. Robinson, an individual, residing at 41 Chequamegon Bay, Madison, WI 53719 (Dr. Robinson) and Dr. Jonathan Eichman, an individual, residing at 29 North Ridge Road, Pomona, NY 10970 (Dr. Eichman).

Whereas, CIMA has developed an effervescent drug delivery system and uses this system to develop, make and sell pharmaceutical products for itself and for its partners,

Whereas, Dr. Robinson and Dr. Eichman are named co-inventors on four U.S. patent applications (listed in Attachment 1) directed to effervescent drug delivery systems and have assigned their rights to these patent applications, and all related U.S. and foreign patent applications and patents, to CIMA,


Whereas, CIMA has expressly agreed to compensate Dr. Robinson for his assignment of his patent rights by paying him with a percentage of sales of products that are covered by patents that issue or are granted from the patent applications that Dr. Robinson and Dr. Eichman have assigned to CIMA according to the terms of a letter agreement dated January 28, 1998 (Attachment 2),

Whereas, Dr. Robinson and Dr. Eichman have agreed that any compensation that accrues from sales of products that are covered by patents that issue or are granted from the patent applications that Dr. Robinson and Dr. Eichman have assigned to CIMA shall be divided equally between them according to the terms of a letter agreement dated May 10, 1998 (Attachment 3),

Whereas, CIMA, Dr. Robinson and Dr. Eichman desire to confirm the general terms of their earlier agreements and to provide additional details that establish ongoing obligations and conditions between the parties as set out in this Agreement.

In consideration of these premises and of the mutual promises set forth below, CIMA, Dr. Robinson and Dr. Eichman agree as follows.

                                  Definitions

PATENT RIGHTS means the four U.S. patent applications listed in Attachment 1 that name Dr. Robinson and Dr. Eichman as co-inventors and that are assigned to CIMA and any patents that are issued or granted from these patent applications as well as any related U.S. or foreign patent applications or patents that claim priority from these patent applications including but not limited to reissues, reexaminations, extensions (or other administrative or governmental actions which provide exclusive rights to a patent assignee in patented subject matter beyond the original patent expiration date), substitutions, confirmations, registrations,

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




revalidations, additions, continuations, continuations-in-part, or divisions of these patent applications or patents.

PRODUCT means a commercially available product containing a pharmaceutically active ingredient that is sold by CIMA or sold by a third party that is supplied such a product by CIMA and that is within the scope of an enforceable and valid claim in any of the PATENT RIGHTS or such product whose method of manufacture or use is within the scope of an enforceable and valid claim in any of the PATENT RIGHTS.

NET SALES means (i) the amount of any payment received by CIMA from a third party due to sales of PRODUCT to such third party or (ii) the amount invoiced for sales of PRODUCT by CIMA less reasonable and customary deductions from these proceeds including trade or discount allowances, returned or defective product credits, sales or other taxes, transportation or shipping charges, and charge back payments or rebates.

                                  Compensation

CIMA shall pay Dr. Robinson 1% of NET SALES and Dr. Eichman 1% of NET SALES received by CIMA after the effective date of this Agreement. These payments to Dr. Robinson and Dr. Eichman will be made two times each calendar year, one payment due on about June 30 and another payment due on about December 31.

                               Patent Prosecution

Dr. Robinson and Dr. Eichman shall provide reasonable assistance, at CIMA's request, to CIMA and shall execute any documents as necessary to for CIMA to prepare, file, prosecute, maintain, enforce or defend any patent applications or patents under PATENT RIGHTS. CIMA shall have no liability to Dr. Robinson and Dr. Eichman for its acts or its failure to act with respect to any patent applications or patents under PATENT RIGHTS.

                         Representations and Warranties

Dr. Robinson and Dr. Eichman represent and warrant that they have no agreements, commitments or obligations that conflict in any way with the terms and obligations of this Agreement and that they will not enter into any agreements, commitments, obligations during the term of this Agreement that would conflict with terms and obligations of this Agreement.

Dr. Robinson and Dr. Eichman represent and warrant the they have been fully advised and represented by their own legal counsel, or that they have had the opportunity to be advised and represented by their own legal counsel, during the negotiation, drafting and execution of this Agreement. In interpreting and applying the terms and obligations of this Agreement, the parties agree that no presumption shall exist or be implied against the party that drafted such terms and obligations.




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                                   Termination

This Agreement shall be effective as of the effective date written above and shall continue until the expiration of the last to expire of any U.S. or foreign patent under PATENT RIGHTS provided that no NET SALES shall accrue or be payable to Dr. Robinson or Dr. Eichman for any PRODUCT sold in a country where any claims in any of the PATENT RIGHTS have expired or have been determined to be unenforceable or invalid.

                                   Arbitration

All disputes arising between the parties related to the making of or performance under this Agreement shall be governed by binding arbitration pursuant to the process set forth in Attachment 4.

                         Entire Agreement and Amendment

This Agreement sets forth the entire agreement between the parties relating to the subject matter contained herein. Neither this Agreement nor any right or obligation under this Agreement shall be modified, amended, assigned, or discharged except as expressly stated in this Agreement or as expressly stated in a written agreement signed by the parties to this Agreement.



 /s/ John M. Siebert                                   Dated:  August 22, 2001
----------------------------------
         CIMA


 /s/ Joseph R. Robinson                                Dated:  August 16, 2001
----------------------------------
     Joseph R. Robinson

 /s/ Jonathan Eichman                                  Dated:  August 21, 2001
----------------------------------
     Jonathan Eichman



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                                  Attachment 1


U.S. Patent Application Ser. No. 09/327,814 entitled "Sublingual Buccal Effervescent"


U.S. Patent Application Ser. No. 09/302,105 entitled "Effervescent Drug Delivery System for Oral Administration"


U.S. Patent Application Ser. No. 09/664,870 entitled "Pharmaceutical Compositions for Rectal and Vaginal Administration"


U.S. Provisional Patent Application Ser. No. 60/079,652 entitled "Effervescent Drug Delivery System for Oral Cavity"

                                  Attachment 2


                                [CIMA Letterhead]


January 28, 1998


Joseph R. Robinson, Ph.D.
41 Chequamegon Bay
Madison, Wisconsin 53719


RE:  New Technology of Drug Delivery Systems


Joe,


Per our discussions, any patents covering inventions created individually by you or jointly with members of CIMA staff during our interaction to develop new enabling drug delivery technology are to be assigned to CIMA LABS INC. Once the patent applications are on file, we would then develop and sign an agreement which would provide you a royalty equal to 2% of all CIMA sales of products developed covered by patents issuing from such patent applications and marketed either by one of our partners or by CIMA itself for the life of the patent.


It is CIMA's understanding that all such inventions described above will be owned by you and not the University of Wisconsin. If this arrangement is acceptable to you, please signify your acceptance by signing and dating below. Please return the original to me and keep a copy for yourself.


Sincerely,

/s/ John M. Siebert
----------------------------------
John M. Siebert, Ph.D.

JMS/cjm


/s/ Joseph R. Robinson                                3/17/98
----------------------------------              ------------------
Joseph R. Robinson, Ph.D.                              Date

                                  Attachment 3


     AGREEMENT BETWEEN JONATHAN EICHMAN AND JOSEPH R. ROBINSON RELATIVE TO ANY CIMA COMMERCIAL PRODUCT, MAKING USE OF THE PATENT BY JONATHAN EICHMAN AND JOSEPH R. ROBINSON


                                  May 10, 1998


         Whereas Jonathan Eichman and Joseph R. Robinson have developed patentable technology and licensed the same to CIMA laboratories, and Cima Laboratories has agreed to pay 2% royalty on gross sales for any commercialized product making use of this technology, both Jonathan Eichman and Joseph R. Robinson have agreed to divide this 2% royalty on an equal basis. Thus, each individual will receive 1% royalty on all monies that acrue from this invention.





 /s/ Jonathan Eichman                          /s/ Joseph R. Robinson
--------------------------------------         ---------------------------------
Jonathan Eichman                               Joseph R. Robinson





            May 15, 1998                                  May 10, 1998
--------------------------------------         ---------------------------------
Date                                           Date

                                  Attachment 4


                               ARBITRATION PROCESS


         (a) Scope. All differences, disputes, claims or controversies arising out of or in any way connected or related to this Agreement, whether arising before or after the expiration of the term of this Agreement, and including, without limitation, its negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to binding arbitration in accordance with the rules set forth herein and of the American Arbitration Association, as in effect at the time of the arbitration. The time frames set forth herein shall control the timing of the arbitration procedure.


         (b) Parties to Arbitration. For the purposes of an arbitration under this Agreement, CIMA Dr. Robinson or Dr. Eichman may be a party to the arbitration.


         (c) Notice of Arbitration. A party requesting arbitration hereunder (the "Requesting Party") shall give written notice of arbitration to the other party (the "Non-requesting Party") containing a concise description of the matter submitted for arbitration (a "Notice of Arbitration").


         (d) Response. The Non-requesting Party must respond in writing within thirty (30) days of receiving a Notice of Arbitration with an explanation, including references to the relevant provisions of the Agreement. The Non-requesting Party may add additional issues to be resolved.


         (e) Meeting. Within fifteen (15) days of receipt of the response from the Non-requesting Party pursuant to Paragraph (d), the parties shall meet and discuss in good faith options for resolving the dispute. The Requesting Party must initiate the scheduling of this resolution meeting. Each party shall make available appropriate personnel to meet and confer with the other party during such fifteen (15) day period.


         (f) Selection of Arbitrator. Any and all disputes that cannot be resolved pursuant to Paragraphs (c), (d) and (e) shall be submitted to an arbitrator (the "Arbitrator") to be selected by mutual agreement of the parties. The Arbitrator shall be a retired judge of a state or federal court, to be chosen from a list of such retired judges to be prepared jointly by the parties within fifteen (15) days following the response, with each party entitled to submit the names of three such retired judges for inclusion in the list, provided that to the extent the dispute involves issues of patent law the parties shall limit such list to judges from federal courts having jurisdiction over patent law issues. Upon completion of the list, the parties shall decide within ten (10) days thereafter which of the retired judges will be selected as the Arbitrator. No Arbitrator appointed or selected hereunder shall be an employee, director or



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


shareholder of, or otherwise have any current or previous relationship with, any party or its respective Affiliates. If the parties fail to agree on the selection of the Arbitrator within the allotted time frame, the Arbitrator shall be designated by the then President of the American Arbitration Association.


         (g) Powers of Arbitrator. The Arbitrator may determine all questions of law and jurisdiction (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration, except that the Arbitrator shall be bound by the time frames set forth herein in connection with such arbitration. The Arbitrator shall have the right to grant legal and equitable relief (including injunctive relief and to award costs (including reasonable legal fees and costs of arbitration) and interest. Nothing contained herein shall be construed to permit the Arbitrator to award punitive, exemplary or any similar damages.


         (h) Arbitration Procedure. The arbitration shall take place in Minneapolis, MN at such place and time, consistent with the time frames set forth herein, as the Arbitrator may fix for the purpose of hearing the evidence and representations that the parties may present. The law applicable to the arbitration shall be the law of the State Minnesota. No later than twenty (20) business days after hearing the representations and evidence of the parties, the Arbitrator shall make its determination in writing and deliver one copy to each of the parties.


         (i) Discovery and Hearing. During the meeting referred to in Paragraph
(e), the parties shall negotiate in good faith the scope and schedule of discovery, relating to depositions, document production and other discovery devices, taking into account the nature of the dispute submitted for resolution. If the parties are unable to reach agreement as to the scope and schedule of discovery, the Arbitrator may order such discovery as it deems necessary. The parties and the Arbitrator must adhere to the following schedule: (1) all discovery shall be completed within sixty (60) days from the date of the selection of the Arbitrator, and (2) the arbitration hearing shall commence within twenty (20) days after completion of such discovery. At the arbitration hearing, the parties may present testimony (either live witness or deposition), subject to cross-examination, and documentary evidence. To the extent practicable taking into account the nature of the dispute submitted for resolution and the availability of the Arbitrator, the hearing shall be conducted over a period not to exceed thirty (30) consecutive business days, with each party entitled to approximately half of the allotted time.


         (j) Witness Lists. At least twenty (20) business days prior to the date set for the hearing, each party shall submit to each other party and the Arbitrator a list of all documents on which such party intends to rely in any oral or written presentation to the Arbitrator and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witness' testimony. Each party shall be given the opportunity to depose any such designated witnesses not already deposed during the discovery phase. At least five (5) business days prior to the hearing, each party must submit to the Arbitrator and serve on each other party a proposed findings of fact and conclusions of law on each issue to be resolved. Following the close of hearings, the parties shall each submit such post-hearing briefs to the


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Arbitrator addressing the evidence and issues to be resolved as may be required or permitted by the Arbitrator.


         (k) Confidentiality. The arbitration proceedings shall be confidential and, except as required by law, no party shall make, or instruct the Arbitrator to make, any public announcement with respect to the proceedings or decision of the Arbitrator without the prior written consent of the other party. The existence of any dispute submitted to arbitration and the award of the Arbitrator shall be kept in confidence by the parties and the Arbitrator, except as required in connection with the enforcement of such award or as otherwise required by law.


         (l) Awards and Appeal. Subject to the provisions of this Attachment 4, the decision of the Arbitrator shall be final and binding upon the parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration. There shall be no appeal from the final determination of the Arbitrator to any court, except in the case of fraud or bad faith on the part of the Arbitrator or any party to the arbitration proceeding in connection with the conduct of such proceedings. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.


         (m) Costs of Arbitration. The costs of any arbitration hereunder shall be borne by the parties in the manner specified by the Arbitrator in its determination.


         (n) Performance of the Agreement. During the pendency of the arbitration proceedings, the parties shall continue to fully perform their respective obligations under the Agreement. For purposes of this Paragraph (n) the term "pendency of the arbitration proceeding" shall mean the period starting on the date on which arbitration proceedings are commenced by a party in accordance with Paragraph (c) of this Attachment 4 and ending on the date on which the Arbitrator delivers its final determination in writing to the parties.





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